Exhibit 99.2

Oculus Innovative Sciences, Inc.
Fiscal 2008 Second Quarter Earnings
November 12, 2007

Operator: Greetings ladies and gentlemen, and welcome to the Oculus Innovative Sciences Conference Call to Review Results for the Fiscal 2008 Second Quarter Earnings. At this time all participants are in a listen only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Ms. Carol Ruth, Investor Relations from The Ruth Group. Thank you, Ms. Ruth, you may begin.

Carol Ruth: Okay. Thank you operator, and good morning everyone, and thank you for joining us. With me on the call today is Hoji Alimi, CEO and Founder, along with Bob Miller, Chief Financial Officer. We will open today’s call with Hoji’s discussion of corporate highlights from the most recent fiscal quarter, as well as an update on our clinical wound care program based on Microcyn technology. Following Hoji, Bob will review our financial results, and then we will open the call for questions. This morning Oculus issued a press release detailing fiscal second quarter 2008 financial results, along with a recent review of corporate development. A copy of the press release can be downloaded from our website at ir.oculusis.com/releases.cfm, or you can call Investor Relations at (646) 536-7002, and we’ll be happy to assist you.

Before we get started, we’d like to remind listeners that this conference call contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by use of words such as will be and can, will enroll and initiation, among others. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, including risks inherent in the development and commercialization of potential products; the risk that current clinical studies or trials will not proceed as anticipated, or may not be successful or sufficient to meet regulatory standards, or receive required regulatory clearances or approval; the company’s future capital needs and its ability to obtain additional funding; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the quarterly report on Form 10-Q, the annual report on Form 10-K, and Oculus Innovative Science disclaims any obligation to update these forward looking statements.

I will now turn the call over to Hoji Alimi, President, CEO, and Founder of Oculus Innovative Sciences.

Hoji Alimi: Thank you Carol. Good morning everyone, and thanks very much for taking the time and joining us on this conference call so that we can give you an update on our results of our second quarter of this year. Consistent with our previous calls, I would like to take this opportunity again to provide you guys with a detailed update regarding the most recent developments on our clinical program, our financials, and also any related activities in the areas of business development.

Our clinical program remains the focal point of our business’ strategy, and this is of great importance for us to highlight to the market because I believe the completion of the Phase II trials, which we are not far from it, will be an important milestone that can really assist us to improve our clinical program in terms of moving forward, enhance our business development discussions, and most importantly, provide additional data to enhance the investors’ confidence in Oculus, as well as our Microcyn technology. With me here today is also Bob Miller, our CFO. Bob will discuss the details of our financial in a minute. But I thought it might be important for me to mention that our quarterly financials continue to reflect our strategy that we’ve been broadcasting to the market that we are focusing our resources on advancing our U.S. clinical trials forward, while very carefully managing our operating expenses. To meet this objective, we have reduced, and we continue to maintain our sales and marketing efforts at a minimum, and allocate more financials and management resources to our drug development program, which right now we are in Phase II.

A lot of you guys remember that we had a conference call from Chicago at ECAT (sp?) meeting, and we gave guidance to the market regarding the clinical program that we are pursuing. In line with that guidance that we gave last September, our Phase II trial is moving forward as expected. Last week, Bob and I, we were in New York and we were proud to announce at Rodman and Renshaw Conference that we have enrolled and randomized 60 patients in our Phase II trial, and we expect to announce the completion of patient enrollment soon. We’re on target for completing the trial this quarter, completing patient enrollment this quarter, and having the preliminary top line data to be announced in Q1 of 2008. It might be helpful for me just to take a minute and again remind everyone in terms of how the trial is designed and what is it that management and the company is looking at.

First, the trial is designed to include three different treatment arms. One is patients are getting randomized, enrolled, and treated with topical Microcyn only. The second arm includes topical Microcyn in combination with Levoflaxin, which is oral antibiotic. And third is Levoflaxin plus saline topically. And saline is used topically to clean the wound. Each patient will receive 10 days of treatment in each arm with a 14-day follow-up. Designed in the trial are three assessment time points: day three, day 10, and day 24. This design allows us to look at the data and for a number of different ways we can analyze the data, which will provide us with really important information as how to design the Phase III trial. It is important to understand that like most Phase II trials, this trial was not as statistically powered to show non-inferiority or superiority. Again, we’ve been in the market, talked with a lot of people, and the question’s always, are you guys expecting a superior data or not? Again, I want to emphasize this trial was not statistically powered to show non-inferiority or superiority. Like most Phase II trials, it was designed to demonstrate an effect, and in this case specifically we’re looking for an ability to treat infection in mildly infected diabetic ulcers. It was also designed to identify any safety issues, and to provide insight into how best to design the larger Phase III trials that we need to get done to achieve our FDA approval. While there are a number of potential outcomes that (inaudible) may expect, we will evaluate at different assessment time points, as I mentioned, day three, day 10, and day 24. And the trial is designed to show only that topical Microcyn has sufficiently similar cure and improvement rate to oral Levoflaxin, and this is the key thing. Again, what we are looking for in this trial, and the way it’s designed is that we’re looking for data to show that Microcyn has sufficient similar cure and improvement rates to oral Levoflaxin. And this, we believe, will provide the rationale for a larger Phase III trial that can be designed to demonstrate statistically, in a significant statistical manner, the safety and efficacy to achieve the FDA approval from the agency. So in anticipation of completing the Phase II trials, we have been working diligently to update our CMC and IND packages. These are the regulatory files with the agency in preparation for an end to the Phase II, meeting with the FDA, which could take place sometime in 2008. Again, that depends on the agency and the timing that they can allow us to meet with them. During the end of the Phase II meeting, we will discuss our Phase II data, our development plans, and we expect we will get guidance from the agency on next steps in moving our clinical program forward. Specific to refuted (sp?) indication, the design, size, the scope of the trial will be driven by the direction and guidance that we get from FDA.

Before I turn the call over to Bob, let me quickly touch on a few other points, including business development activities. Again, it is extremely positive that we have announced that all 60 patients have been enrolled. We believe that that continues to give confidence to the market that we are on track, and we are completing our trial, and we also look forward to the data coming out in Q1 of 2008. But at the same time, a lot of you guys know that we have operations outside the United States; we have manufacturing in Netherlands, we have a full manufacturing operation in Mexico. And while we are reducing our cost in international operations, we look forward to global partners to continue invest their own time and money in moving our technology forward in terms of commercialization in international market. A good example is our partner in China, Sinopharm, continues to enroll patients in the Microcyn clinical trials in China in an effort to obtain their SFDA marketing approval. And once they do, they’ll expect a product launch in China to begin. We believe that Microcyn has been well received in several markets outside the U.S., which have proven to be an excellent test market for our product. We also continue our discussions with potential large pharmaceutical partners, and believe that as a company we can realize a much more favorable term once we announce our Phase II data. As I have stressed before, we see partnerships and licensing opportunities as an important complement to our ongoing clinical activities. We feel that these kind of partnerships will validate our technology and (inaudible) leverage. The technology in areas that are not part of our near term focus without becoming any sort of organizational distraction.

Additionally, as you might know, we had disclosed in our S1 and the following 10-Qs and 10-K regarding patent infringement case in Nofil Corporation from Japan. That was a disclosure in our ongoing documents. And we are very happy to announce that last Friday, the thorough (sp?) court passed a judgment in favor of Oculus indicating Oculus’ patents are enforceable. And we see that message as a very positive message to us and to our investors. We have 10 issued patents, 33 patents pending, and we will continue to enforce our patent and protect our markets where we deem necessary.

At this point, I’ll hand everything to Bob Miller to cover the finances. Bob?

Bob Miller: Thank you Hoji. Before going into a more detailed financial discussion, let me reiterate that our company’s strategy is first and foremost to focus on the clinical process in the U.S., and secondarily to have an international presence so as to test market our technology in multiple medical applications, to break even as soon as possible, and over the long term to generate cash to aid in the funding and funding the U.S. clinical and launch process. The European, Mexican, and now Indian markets have been great test markets for our technology, generating numerous trials, which had consistently demonstrated safety and efficacy. Doctors in these markets are experiencing consistent benefits on a large number of patients and are validating our Microcyn technology.

Revenues for the second fiscal quarter of 2008 are 977,000, a 22% decrease from 1.3 million in the second fiscal quarter of 2007. Our service revenues for the quarter were 307,000, up 43% from 214,000 in the second fiscal quarter last year. In the second fiscal quarter of 2008 net sales of Microcyn were 670,000, 35% lower than one million in the second fiscal quarter last year. Reduced revenues were mostly related to the timing of purchases by Alkem Laboratories, our primary customer in India, which purchases large amounts of Microcyn in bulk at irregular intervals. In the second fiscal quarter last year Alkem purchased a large amount of samples used for the product launch in India, while they did not purchase any product for samples during this quarter. The climb in sales to Alkem were partly offset by sales increases in Europe and the United States.

Gross product margin in the second fiscal quarter of 2008 were 40%, compared to 48% in the year ago period, caused primarily by lower product revenues.

Operating expenses for the second fiscal quarter of 2008 were 6 million, up 20% from $5 million in the year ago period. This increase was primarily attributed to a $1.2 million increase in clinical development costs related to the Phase II trial, and as well as preparation for Phase III pivotal trials. The increase in research and development products were partially offset by lower general selling administrative expenses, mostly due to cost reductions in Mexico and Europe. The operating expenses in Europe and Mexico decreased 919,000, down 47% compared to the same quarter last year, reflecting our strategy, as Hoji mentioned, to reduce cost internationally, and to focus our resources on the clinical trials in the U.S. These declines in international operating expenses were partially offset by higher SG&A costs associated with being a public company.

The net loss for the second fiscal quarter of 2008 was $5.5 million, compared to a net loss of $4.5 million in the second fiscal quarter last year. The net loss for this quarter included $300,000 of non-cash, stock-based compensation expenses, compared to 146,000 in the second fiscal quarter last year. The net loss adjusted for non-cash expenses, a non-GAAP measure, was $5.2 million, and the cost of outside clinical activities for the quarter were $700,000. Thus, the net loss adjusted for non-cash expenses, a non-gap measure, minus the outside clinical costs for the second quarter were about $4.5 million.

On the balance sheet our cash and cash-equivalents at September 30, 2007 were 14.9 million, rounded to be the same as the cash, cash-equivalents, and restricted cash at June 30, 2007, up 14.9 million. During the second fiscal quarter of 2008, the company raised 10.1 million in a private placement of common stock, strengthening our balance sheet, and repaid $4.7 million of debt, substantially reducing our debt position to $2.9 million.

At this point I will turn the call back over to Hoji.

Hoji Alimi: Thank you, Bob. So again, just briefly summarizing what we discussed here in bullet points for some of you who just joined us a little bit late, we have enrolled and randomized 60 patients in our Phase II study, which, again, should signal to the market that we all are on target to close this study on time as previously have given guidance to the market. This quarter the enrollment will be completed, and they will be on target for getting the top line data announced in Q1 of next year. Secondarily, we participated at ECAT meeting. Many of you guys are familiar with that conference, but those of you who are not, it’s one of the most prominent, I’ll say one of the most prominent conferences targeting pharmaceutical companies that attend. And the whole concept of the conference is around the latest and greatest technologies in areas of antimicrobial and chemotherapy. And it was really helpful for us to be there and help increase awareness amongst the largest pharmaceutical companies around Microcyn technology. Sinopharm in China, again, continues to enroll patients, and we continue to get positive feedback from them. And we hope that they can complete their SFDA in near term and launch the product in China quickly. Lastly, as Bob mentioned, we did complete a part transaction last quarter for 10.1 million. One, it improved our cash position, and most significantly, allowed us to lower our debt in the company substantially by paying back four million of debt. And then last, and also noteworthy was last Friday’s ruling, Federal Court’s ruling in favor of Oculus against Nofil indicating that our patents are enforceable.

Before we open up the call to questions and answers, again one thing I want to leave everyone with is a lot of you guys are familiar with the company and our history. You know we have operations and we have revenue outside the United States. But to be very clear again, the management’s focus will remain on pushing our U.S. clinical trials. We will continue to keep our expenses internationally at a minimum. And then hopefully as soon as the Phase II data comes out then our business development team is going to focus primarily on taking that data, and we will be looking for appropriate partners in the drug world to partner. And the kind of partnerships we are looking for are again pharmaceutical companies that understand that niche, they understand the technology, and they can, again, finance the clinical trials we do for a cost, and then launch the product in U.S. and Europe. So with that, I’ll hand everything back to, I believe the operator, and then we can open the call for questions and answers.

Operator: Thank you. Ladies and gentlemen, at this time we will be conducting the question and answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question cue. You may press star, two if you would like to remove your question from the cue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Our first question is coming from Jason Butler with Rodman and Renshaw. Please state your question.

Jason Butler:	Hi guys, thanks for taking the question.
Bob Miller:	Hi Jason.

Jason Butler: I was just wondering if you could explain to us why if you’ve already reached your target of 60 patients, why you’re continuing to enroll patients in the trial.

Hoji Alimi: That’s a good question, and thanks for mentioning that so we can clarify it to the market. Again, just like any other trial that any other company conducts is that when you enroll a patient and you have a certain target and specifically in our case you’re looking at 60 patients, you want to make sure that you have enough invaluable (sp?) patient for the enrollment. In other words, when you enroll 60 patients and one patient was supposed to show up on the third day, and showed up on the fourth day, although that patient received complete treatment, that patient is no longer invaluable in this study. So what we had mentioned back in September when we had our conference call is that we want to make sure that once we reach the 60 patient population in our study, we’ll start talking to our CRO firm (sp?) and make sure that we have enough invaluable patients to close this study. And we think we are on track, again, to enroll patients and then close this study in this quarter. Does that answer your question, Jason?

Jason Butler: Yes, thanks. Just secondly, can you give any more specific timeline on the ongoing files being started by Sinopharm?

Hoji Alimi: You know, I don’t have that specific information, but what I can tell you is the last discussions we have had with China is they are conducting trials using Microcyn. And in China they’re not looking for specific ulcer, they are actually doing it on different types of wounds. And so the kind of approval I know that they have enrolled more than 100 patients in their trial. And they are looking for approval as an antiseptic or treatment for all types of wounds, infected wounds in China, which is, if you look at China is a huge market; you see a lot of companies going public coming out of China, you know. It’s a country that I don’t think any company is going to ignore. So again, we don’t want to give mixed signals to the market in terms of what our focus is, our focus remains on pushing our clinical trials forward in the U.S., but at the same time we will not ignore international market. And we are working closely with Sinopharm and they should get their approval (inaudible) hopefully.

Jason Butler: Okay, great. Thanks.

Operator: Our next question is coming from Greg Dust with Roth Capital Partners. Please state your question.

Greg Dust:	Good morning. Can you hear me?
Hoji Alimi:	Yes Greg. How are you?
Greg Dust:	I am doing good. Yeah, thanks for taking the question.
Hoji Alimi:	Absolutely.

Greg Dust: A couple of, kind of just to follow-up on the last question in terms of the pace of the enrollment, now, you know, naturally it went a little bit slower than anticipated in the Phase II. Might this have implications for the enrollment in the Phase III, should it proceed, and if not, why not?

Hoji Alimi: You know, when you do a Phase II, actually good question, Greg. And to answer your question, I don’t think it’s going to have an impact on Phase III. And I’ll specifically tell you why is when you do a Phase II trial, you learn a lot about logistics. You learn a lot about physicians, you know, behavior, and a month of training that you have to conduct and so on. I’m sure you have a lot of experience with other pharmaceutical companies when they do their trials. What we have learned in our Phase II in terms of logistics and so on, that’s already we have put that experience under our belt. But most importantly is when we start looking at Phase III trial, we have become a lot more practiced. We actually had, and we did announce to the market that we held a prospective investigative meeting at ECAT last September. We are already talking with potential investigators. We are looking at sites. We have already looked at a CRO firm that would be appropriate for the Phase III trial. So there’s a lot of things we can do in advance so that as soon as we go to the agency, and hopefully when they sign off on the protocol, then we can immediately go on to the IRBs and start getting IRB approval, and start enrolling patients. I think, you know, to move quickly from approval on the protocol into IRB, it will be one thing that we have learned during the Phase II that we should improve. And that’s something we have already been very proactive on. The other thing is, it’s screening sites. So there are a lot of sites that will see patients. But in our case, what we learned during the Phase II is that small sized diabetic ulcers are mostly seen by primary physicians, and not by clinical sites that we have targeted. So as a result, we had to advertise significantly around those sites, going the primary physicians and asking them if you have any patients with this type of wound profile, please refer them to these clinical sites. So, we will take that experience when we start looking at clinical sites in doing the Phase III, and also we’ll be a lot more proactive in terms of advertising in advance and not waiting for the seeing the rate of patient rollout on those sites. So those are some of the things we have learned and will be incorporating in Phase III trial. And I think it will get a much more improved patient enrollment than we did in Phase II.

Greg Dust:	Okay. And one other just financial question.
Hoji Alimi:	Sure.

Greg Dust: We noticed about an increase in SG&A quarter on quarter sequentially of the magnitude of about $200,000. Was that a one-time thing, or is that a trend that we should be modeling going forward?

Bob Miller:	In SG&A or R&D?
Greg Dust:	SG&A, sequentially.

Bob Miller: Yeah. We think in terms of total operating expenses, in terms of what will be spent, and we think that the net operating loss minus operating non-cash expenses, the best guideline to use is the 4.5 million. We think that will remain fairly constant. And then of course clinical expenses will go up with our Phase III.

Greg Dust: Okay. All right. Yeah, that’s great. Thanks.

Operator: As a reminder, if anyone has any additional questions, please press star, one on your telephone keypad at this time. One moment, please, while we poll for questions. We have a follow-up question coming from Jason Butler with Rodman and Renshaw.

Jason Butler: Hi guys. I just want to go back to the number of patients actually enrolled. And can you tell us how many patients enrolled are invaluable at the moment?

Hoji Alimi: We are currently looking at approximately 11 patients that we non-invaluable at this point, approximately, Jason, based on that discussion I had with CRO firm. So again, what we are looking at is anywhere, you know, when we talked to this it’s a decision at the CRO firm. You know, any clean number above 45 patients and above would give us a good number of invaluable patients in this study.

Jason Butler: Okay, great. And could you just tell us if any of the patients that aren’t invaluable have been removed from the trial, would this continue because of drug related adverse events?

Hoji Alimi: We don’t have any reports of any drug related significant adverse event because if there were any, as I said in the past, and this is an open file. We would be notified, and we’re obligated to report that to the agency right away. So to my knowledge, no, we have not had it. But again, non-invaluable patients, either they miss their, you know, exactly on the third day they were supposed to come in for evaluation and they showed up on the fourth day, they couldn’t carpool, you know, for different reasons they miss those points, and that’s where they took them off.

Jason Butler: Okay, great. Thank you.

Operator: Thank you. There are no further questions at this time. I’d like to turn the floor back over to management for any closing remarks.

Hoji Alimi: Well again I want to thank everyone for attending this conference call, and we appreciate you taking the time and joining the conference call. Again, we will be available even after the call; if you have any other questions, you can directly contact the company and we’ll be available to answer any questions. Thank you so much.

Operator: Thank you. Ladies and gentlemen, this does conclude today’s teleconference. We thank you for your participation, and you may disconnect your lines at this time.